Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE HOME

HEALTH AGENCIES IN THE CON STATES OF KENTUCKY AND TENNESSEE

TRANSACTION WOULD ADD 24 NEW LOCATIONS IN TWO CERTIFICATE OF NEED STATES

BATON ROUGE, Louisiana (February 8, 2008) - Amedisys, Inc. (Nasdaq: “AMED”), one of America’s leading home health nursing companies, today announced that it has entered into a definitive stock purchase agreement to acquire the holding company that operates Family Home Health Care, Inc. and Comprehensive Home Healthcare Services, Inc. They operate 21 home health locations in Kentucky and three locations in Tennessee and generated approximately $39 million in revenue for the twelve-month period ended November 30, 2007.

“This acquisition expands our geographic footprint to 36 new counties in the certificate of need (CON) state of Kentucky,” said William F. Borne, Chief Executive Officer of Amedisys, Inc. “It furthers our commitment to being one of the nation’s leading providers of low cost/high quality home health services. We continuously assess similar opportunities in order to identify those that most appropriately fit our profile and acquisition criteria.”

The transaction is subject to customary closing conditions, including regulatory approval and is expected to close in the first quarter of 2008. The transaction purchase price is $43 million plus working capital adjustments, and will be funded with $36 million in cash and a $7 million note payable over two years. The acquisition is not expected to add materially to earnings in 2008.

Amedisys, Inc. (or, the “Company”) is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and the other risks described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com